SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                     FORM 15

  Certification and Notice of Termination of Registration under Section 12(g) of theSecurities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13and l5(d) of the Securities Exchange Act of 1934.

                         Commission File Number: 0-19438
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           Rancon Pacific Realty L.P., a Delaware Limited Partnership
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                    (Exact name of registrant in its charter)

                      400 South El Camino Real, Suite 1100,
                San Mateo, California 94402-1708: (650) 343-9300
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          (address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                      Units of Limited Partnership Interest
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            (Title of each class of securities covered by this Form)

                                      None
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                  (Title of all other classes of securities for
               which a duty to file reports under Section 13(a) or
                                 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provisions(s) relied upon to terminate or suspend the duty of file reports:

  Rule 12g-4(a)(1)(i)       [X]        Rule 12h-3(b)(1)(ii)      [   ]
  Rule 12g-4(a)(1)(ii)      [   ]      Rule 12h-3(b)(2)(i)       [   ]
  Rule 12g-4(a)(2)(i)       [   ]      Rule 12h-3(b)(2)(ii)      [   ]
  Rule 12g-4(a)(2)(ii)      [   ]      Rule 15d-6                [   ]
  Rule 12h-3(b)(1)(i)       [   ]

Approximate number of holders of record as of the certification or notice date:


                                      None
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                                    SIGNATURE


Pursuant to the requirement of the Securities Exchange Act of 1934, as amended, Rancon Pacific Realty L.P., a Delaware Limited Partnership, has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


                             RANCON PACIFIC REALTY L.P.
                             A DELAWARE LIMITED PARTNERSHIP
                                  (Registrant)


                             By: RC PACIFIC REALTY PARTNERS, L.P.
                                 General Partner


Date: May 25, 1999           By: /s/Daniel L. Stephenson
                                 -------------------------
                                 Daniel L. Stephenson
                                 Director, President,Chief Executive Office and Chief Financial Officer of
                                 RC  Pacific  Realty, Inc.,
                                 General Partner of RC
                                 Pacific Realty Partners, L.P.








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